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Exhibit 5.1

PILLSBURY WINTHROP LLP

50 FREMONT STREET    SAN FRANCISCO, CA 94105-2228    415.983.1000    F: 415.983.1200
MAILING ADDRESS: P. O. BOX 7880 SAN FRANCISCO, CA 94120-7880

November 18, 2003

The Immune Response Corporation
5931 Darwin Court
Carlsbad, California 92008

  Re:
  Registration Statement on Form S-3

Ladies and Gentlemen:

        We are acting as counsel for The Immune Response Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (Registration No. 333-110092) relating to the registration under the Securities Act of 1933 (the "Act") of 13,848,814 shares of Common Stock, par value of One-Fourth of One Cent ($.0025) per share (the "Common Stock"), (i) of which 9,786,629 authorized and heretofore issued shares (the "Shares"), (ii) of which 488,896 shares (the "Option Shares") issuable upon exercise of options of the Company (the "Options"), and (iii) of which 3,573,289 shares (the "Warrant Shares") issuable upon exercise of warrants of the Company (the "Warrants"), are all to be offered and sold by certain stockholders of the Company (the "Selling Stockholders"). Such Registration Statement, as amended, is herein referred to as the "Registration Statement."

        We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that (i) the Shares to be offered and sold by the Selling Stockholders have been duly authorized and legally issued and are fully paid and nonassessable, (ii) the Option Shares to be offered and sold by the Selling Stockholders have been duly authorized and, when duly issued, paid for and delivered in accordance with the Company's certificate of incorporation and bylaws and the terms of the Options, will be legally issued, fully paid and nonassessable, and (iii) the Warrant Shares to be offered and sold by the Selling Stockholders have been duly authorized and, when duly issued, paid for and delivered in accordance with the Company's certificate of incorporation and bylaws and the terms of the Warrants, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                      Very truly yours,
                      PILLSBURY WINTHROP LLP

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  Exhibit 5.1